  Exhibit 10.14

CONSULTING AGREEMENT

Dynatronics Corporation with its principle place of business at 1200 Trapp Road Eagan MN, 55121 ("Company") and Brian Baker, a Consultant located at 82 Centerville Commons Way Centerville, UT ("Consultant"), execute this CONSULTANT AGREEMENT ("Agreement") effective October 8, 2020 ("Effective Date").

RECITALS

WHEREAS, Company desires to engage Consultant to perform various services, and Consultant wishes to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.            Services for Company. Company engages Consultant to provide consultant services on an as needed basis and/or particularly described in the Statement of Work submitted from time to time. ("Services").

2.            Performance of Services. Consultant will devote the time and effort necessary to perform the Services on behalf of Company as assigned. Consultant at all times, shall promote Company's best interests and be rendered in conformance with terms hereof, and must not discredit Company or its services in any way.

3.            Compensation and Expense Reimbursement. In consideration for the Services to be rendered pursuant to this Agreement, Consultant shall receive the sum One Hundred Fifty DOLLARS ($150.00) per hour. In addition, Company shall pay Consultant a monetary stipend of Eight Hundred Ninety DOLLARS ($890.00) per month for each month Consultant provides services. Consultant shall also be reimbursed business expenses as follows:

3.1           Invoices. During the term of this Agreement, Consultant shall issue invoices to Company on a weekly basis, during any month in which the Consultant has provided Services hereunder. Each invoice relating to this Agreement shall include a description of Services to which it relates, including a reasonably detailed description of the type of Services performed and the number of hours spent.

3.2           Payments. So long as Consultant shall have provided an invoice Company shall pay each invoice two weeks from the invoice date.

3.3           Stock Options and Units. As long as Consultant meets the definition of “Continuous Service” under the Company’s 2018 Equity Incentive Plan, Consultant will continue to vest in his granted stock options and restricted stock units.

4.           Term and Termination. This Agreement shall be effective as of the date first written above and shall continue in effect until either Party terminates the Agreement. At any time during the term of this Agreement either Party may terminate the agreement with a 15 day written notice to the other Party. Upon termination Consultant shall only be entitled to be paid for Services rendered and Expenses incurred up to the point of written notice.

             5.
Independent Consultant Status. Parties understand that Consultant is an independent contractor and all work performed hereunder shall be deemed a work-for-hire. Consultant expressly understands and agrees that this Agreement does not create an employer/employee relationship. Except as otherwise agreed to in this Agreement or the Separation Agreement between the parties, Consultant shall not be entitled to participate in any of the Company’s benefit programs. Consultant shall be responsible for all tax obligations under federal and state tax laws and shall provide a completed Form W9 that can be found at https://www.irs.gov/pub/irs-pdf/fw9.pdf.

             6.
Indemnification. Unless due to Consultant’s gross negligence or willful misconduct, the Company agrees to indemnify and hold harmless Consultant from and against any and all losses and otherwise defend Consultant against all liabilities, claims, actions, proceedings, damages and expenses arising out of or relating to consulting services and worked performed on Company’s behalf.

7.            Confidential Information; Proprietary Information and Inventions. The relationship between the Company and Consultant is one of confidence and trust. For the avoidance of doubt, the Confidentiality and Non-Compete Agreement, Employment Agreement and the Separation Agreement between the parties shall control and Consultant shall be obligated to their provisions regarding confidentiality and proprietary information. However, if the confidentiality and/or proprietary provisions of those agreements expire, then the confidentiality provision set forth in Exhibit A shall control until this Agreement is terminated as set forth in Section 5 above.

8.            Notices. All communications, requests, consents and other notices under this Agreement shall be given in writing and delivered by, courier, registered or certified mail (postage prepaid). Notice shall be deemed given on the date of delivery as shown by the delivery receipt. Notices will be addressed to each party as follows:

Company:

Dynatronics Corporation
Attn: General Counsel
1200 Trapp Road
Eagan, MN 55121

Consultant:

Brian Baker
82 Centerville Commons Way
Centerville, UT 84014

9.            Governing Law; Forum. The laws of the United States of America and the State of Utah govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. The Company and Consultant each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Utah, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Utah, personal jurisdiction will be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

10.           Construction and Interpretation; Miscellaneous. This Agreement was jointly negotiated and prepared by the parties, so any ambiguity herein shall not be construed for or against any party. Unless the context requires otherwise, words denoting the singular may be construed as denoting the plural and the words of the plural may be construed as denoting the singular as is appropriate. The terms "include" and "including" mean "including without limitation". The term "Law" includes constitutions, statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, judicial opinions, restrictions and charges; a reference to a specific statute also refers to regulations relating to that statute; a reference to a specific law refers to that law as revised or amended at the time that law is being applied. An "affiliate" of a party means any person (individual or entity) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the party. The section titles are stated only for convenience and shall not control or affect the interpretation of construction of any provision of the Agreement. If any particular provision of this Agreement is found to be invalid or unenforceable, it is to that extent deemed to be omitted in the particular jurisdiction(s) where the provision is invalid or unenforceable and the remaining provisions of this Agreement shall not be affected by such omission. No provision of this Agreement shall be altered, amended, revoked or waived, except by an instrument in writing signed by all parties. A waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute a single instrument; provided, however, that this Agreement shall not become binding upon any of the parties unless and until counterparts are executed by all parties. Each such counterpart shall be considered an original. A facsimile signature shall constitute an original signature.

11. Restrictive Covenants. The parties acknowledge and agree that any confidentiality, non-disclosure, non-competition, non-solicitation or other restrictive covenant contained in any prior agreement between the parties including but not limited to restrictive covenants in the Confidentiality and Non-compete Agreement, Separation Agreement, and Employment Agreement shall remain in full force and effect following the Effective Date of this Agreement, unless otherwise agreed in writing by the Parties.

12. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter.

IN WITNESS WHEREOF, each party's duly authorized representative has executed this Agreement after reading and understanding its terms.

Dynatronics Corporation

By:  /s/ Jennifer Keeler
       Jennifer Keeler

Title: General Counsel

Consultant Brian Baker

By:  /s/ Brian Baker
       Brian Baker

Title: Principal Consultant

EXHIBIT A
Confidentiality & Proprietary Rights Provisions

A. Definition. Consultant may have access to, or Company may provide to Consultant, information that Company regards as confidential or proprietary. “Confidential Information” includes information of a commercial, proprietary, or technical nature and includes, but is not limited to, the following, whether now in existence or hereafter created:

i.
any information about Company’s customers of any nature whatsoever, specifically including: the fact that someone is a customer or prospective customer of Company; all lists of customers, former customers, applicants and prospective customers; and all personal or financial information relating to and identified with such persons;
ii.
all business, financial or technical information of Company (including account numbers and software licensed from third parties or owned by Company or its affiliates);
iii.
Company’s marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments, and other similar proprietary information and materials;
iv.
all information protected by rights embodied in copyrights, whether registered or unregistered (including all derivative works), patents or pending patent applications, “know how,” trade secrets and any other Intellectual Property Rights, as defined below, of Company;
v.
information with respect to employees of Company that is non-public, confidential, business-related, or proprietary in nature, including names of employees, the employees’ positions within Company, the fact that they are employees of Company, contact information for employees, personal employee identification numbers, and any other information released to Consultant regarding employees in the past and in the future;
vi.
any other information that Consultant should, in the exercise of reasonable business judgment, recognize as confidential; and
vii.
all notes, memoranda, analyses, compilations, studies and other documents, whether prepared by Company, Consultant or others, which contain or otherwise reflect Confidential Information.

B. Essential Obligation. Consultant shall retain the Confidential Information in secret, shall not utilize the Confidential Information for the benefit of Consultant or any third party, and shall not divulge, furnish, or make accessible Confidential Information to any third party. Consultant shall use the Confidential Information solely and exclusively for the purpose of performing under or receiving the benefit of the Agreement. Upon the earlier of DYNA’s request, or the date of expiration or termination of this Agreement, Consultant will return to DYNA all documents, copies thereof, including electronic or digital copies, and other material fixed in tangible form in the possession of Consultant that pertains to the business of DYNA, including, but not limited to, Confidential Information, as well as all copies, adaptations and independent compilations thereof in Consultant’s possession.

C. Compelled Disclosure. In the event Consultant becomes legally compelled to disclose any of the Confidential Information, Consultant shall provide the Company with prompt notice so that Company may seek a protective order or other appropriate remedy. In the event that such a protective order or other remedy is not obtained, Consultant shall furnish only that portion of the Confidential Information which in the opinion of Consultant’s counsel is legally required and shall exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information.

D. Return or Destruction of Confidential Information. Upon termination of this Agreement or a Statement of Work, or earlier request, Consultant must return or destroy all Confidential Information of Company, and upon request, provide Company written certification attesting to its destruction.

E. Exclusions. The term Confidential Information excludes any portion of such information that Consultant can prove: (i) was publicly available at the time the Consultant acquired the information from Company; (ii) has become publicly available other than by the Consultant’s breach of this Agreement, but the obligation of confidentiality shall cease only after the date on which such information has become publicly available; (ii) was known by Consultant prior to acquiring the information from Company; (iii) was rightfully acquired by Consultant from a source other than Company or Company’s affiliates, directors, employees, agents, or representatives, provided that such source is not prohibited from transmitting such information pursuant to any contractual, fiduciary, or legal obligation; (iv) was independently developed by Consultant without using the Confidential Information; or (v) was generally disclosed by Company to third parties without similar obligations of confidentiality.

F. Remedies. If Consultant breaches the covenants set forth in this Agreement, irreparable injury may result to Company or third parties entrusting Confidential Information to Company. Therefore, Company’s remedies at law may be inadequate and Company (or such third party) will be entitled to seek an injunction to restrain any continuing breach. Notwithstanding any limitation on Consultant’s liability, Company will further be entitled any other rights and remedies that it may have at law or in equity.

G. Obligations. Consultant’s obligations respecting the Confidential Information disclosed by Company shall remain in effect (a) with respect to a trade secret, for so long as such information remains a trade secret and (b) for all other Confidential Information, for a period of seven (7) years from the date of expiration or termination of this Agreement.

2. Proprietary Rights.

A. Consultant and Company each acknowledge that performance of the Services may result in the creation of Work Product. Consultant and Company agree, Company is the sole and exclusive owner of and shall have all Intellectual Property Rights in the Work Products. Consultant acknowledges that the Work Products have been developed for Company for Company’s sole use, and Consultant agrees not to sell, disclose, use, or otherwise exploit any of the Work Products without the prior written consent of Company. For purposes of this Agreement, “Intellectual Property Rights” means all patents (including originals, divisionals, continuations, continuations-in-part, extensions, foreign applications, utility models, and re-issues), patent applications, copyrights (including all registrations and applications therefore), trade secrets, trademarks, trademark applications and other proprietary and Intellectual Property Rights, including moral rights and “Work Product(s)” means collectively all work, materials or ideas performed, created or prepared by Consultant for Company pursuant to this Agreement, and all work, materials or ideas performed, created or prepared by Consultant pursuant to all prior agreements, both oral and written, between Consultant and Company prior to the Effective Date of this Agreement, including all programs, derivative works, source code, object code, discoveries, business concepts, inventions, innovations, improvements, materials, documentation, techniques, methods and processes that are conceived, made, proposed, or developed by Consultant, alone or with others, specifically related to any Statement of Work, whether or not prepared on or off the premises of Company or during regular work hours, but excluding any Excluded Invention, as defined below.

B. It is expressly agreed between Company and Consultant that if any Work Products are copyrightable and such Work Products fall within the definition of a “work made for hire” as defined in 17 U.S.C. § 101 and § 201(b), such Work Products will be considered a “work made for hire” and all copyrights and copyright registrations related to such copyrightable Work Products will be the sole and exclusive property of Company. To the extent that any Work Products do not fall within the definition of a “work made for hire,” Consultant grants and assigns to Company without reservation, all of Consultant’s worldwide ownership rights, title and interest in and to all Intellectual Property Rights in such Work Products. Such grant of rights by Consultant to Company includes the exclusive right to make copies, prepare derivative works from any Work Products, publish, publicly perform, and publicly display the Work Products with full rights to authorize others to do the same. Company’s ownership will include all changes and additions to any Work Products made by either Party and all derivative works made by either Party.

During the term of this Agreement and at all times thereafter, at the request of Company, Consultant shall execute all papers, applications, assignments, and other instruments and perform all other reasonable acts that Company shall deem necessary or convenient in order to transfer, convey, and assign to Company or its nominee the sole and exclusive right, title, and interest in and to and all Intellectual Property Rights to the Work Products, and to apply for, register, perfect, confirm, establish, enforce, and protect Company’s rights in the Work Products, and all expenses reasonably incurred by Consultant pursuant hereto shall be borne by Company. Consultant shall accept as final the judgment of Company on these matters. Consultant shall render aid and assistance to Company in any interference or litigation pertaining to the Work Products. Consultant will not be required to assign to Company any invention, discovery, innovation, or improvement that Consultant: (i) can show was developed prior to the commencement of Services and developed on Consultant’s own time and without the use of any Company equipment, supplies, facility or Confidential Information; and, (ii) was disclosed to DYNA in writing prior to the commencement of any Services (the "Excluded Inventions"). Notwithstanding the foregoing, Consultant hereby grants to Company a non-exclusive, fully paid-up license to use all such Excluded Inventions throughout the world in perpetuity as part of the Work Product.